VILLAGE SUPER MARKET, INC.
                           733 MOUNTAIN AVENUE
                      SPRINGFIELD, NEW JERSEY 07081
                         PHONE:  (973) 467-2200
                          FAX:  (973) 467-6582



                        VILLAGE SUPER MARKET, INC.
                           INCREASES DIVIDEND


Contact:    Kevin Begley, CFO
            (973) 467-2200, Ext. 220


Springfield, New Jersey - December 9, 2005 - The Board of Directors of Village Super Market, Inc. (NSD-VLGEA) announced a 9% increase in the semi-annual cash dividend. The increased semi-annual dividend will be $.35 per Class A common share and $.228 per Class B common share. These dividends will be payable on January 26, 2006 to shareholders of record at the close of business
December 30, 2005.

Village Super Market operates a chain of 23 supermarkets under the ShopRite name in New Jersey and eastern Pennsylvania.